Exhibit 99.1

Mercantile Bank Corporation Announces Robust Third Quarter 2023 Results

Substantial year-over-year increase in net interest income, ongoing loan portfolio expansion, and sustained strength in asset quality metrics highlight quarter

Mercantile Bank Corporation also announces newly appointed members to Corporate and Bank Boards of Directors

GRAND RAPIDS, Mich., October 17, 2023 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $20.9 million, or $1.30 per diluted share, for the third quarter of 2023, compared with net income of $16.0 million, or $1.01 per diluted share, for the respective prior-year period. Net income during the first nine months of 2023 totaled $62.2 million, or $3.89 per diluted share, compared with net income of $39.3 million, or $2.48 per diluted share, during the first nine months of 2022.

“We are very pleased with our third quarter financial results, especially when considering the challenging operating conditions and uncertain economic environment that we continued to face,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our strong operating results were propelled by enhanced net interest income, which was up nearly 16 percent in the third quarter of 2023 compared to the respective prior-year period primarily due to a higher net interest margin and growth in the commercial loan and residential mortgage loan portfolios. As evidenced by the ongoing loan portfolio expansion and strength in asset quality metrics, we remain committed to employing sound underwriting standards to meet the credit needs of our existing customers and foster loan relationships with new clients. We believe our strong capital position will allow us to endure any issues stemming from shifting economic conditions.”

Third quarter highlights include:

●	Significant increase in net interest income reflecting a higher net interest margin and loan growth
●	Noteworthy increases in several key fee income categories
●	Ongoing growth in commercial loan and residential mortgage loan portfolios
●	Continuing strength in commercial loan pipeline
●	Sustained low levels of nonperforming assets, past due loans, and loan charge-offs
●	Strong capital position

Operating Results

Total revenue, consisting of net interest income and noninterest income, was $58.2 million during the third quarter of 2023, up $8.6 million, or 17.2 percent, from $49.6 million during the prior-year third quarter. Net interest income during the third quarter of 2023 was $49.0 million, up $6.6 million, or 15.5 percent, from $42.4 million during the respective 2022 period, primarily due to increased yields on earning assets and loan growth. Noninterest income totaled $9.2 million during the third quarter of 2023, compared to $7.3 million during the third quarter of 2022. Excluding a gain on the sale of other real estate owned, noninterest income increased $1.6 million, or nearly 22 percent, in the third quarter of 2023 compared with the prior-year third quarter mainly due to higher levels of mortgage banking income, interest rate swap income, bank owned life insurance income, credit and debit card income, and payroll processing fees.

The net interest margin was 3.98 percent in the third quarter of 2023, up from 3.56 percent in the prior-year third quarter. The yield on average earning assets was 5.78 percent during the current-year third quarter, an increase from 4.04 percent during the respective 2022 period. The higher yield on average earning assets primarily resulted from an increased yield on loans. The yield on loans was 6.37 percent during the third quarter of 2023, up from 4.56 percent during the third quarter of 2022 mainly due to higher interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) substantially raising the targeted federal funds rate in an effort to reduce elevated inflation levels. The FOMC increased the targeted federal funds rate by 375 basis points during the period of July 2022 through July 2023, during which time average variable-rate commercial loans represented approximately 65 percent of average total commercial loans.

The cost of funds was 1.80 percent in the third quarter of 2023, up from 0.48 percent in the third quarter of 2022 primarily due to higher costs of deposits and borrowed funds, reflecting the impact of the rising interest rate environment, and a change in funding mix, consisting of a decrease in noninterest-bearing and lower-cost deposits and an increase in higher-cost money market accounts and time deposits, reflecting deposit migration and new deposit relationships.

Mercantile recorded provisions for credit losses of $3.3 million and $2.9 million during the third quarters of 2023 and 2022, respectively. The provision expense recorded during the current-year third quarter mainly reflected the establishment of a specific reserve for a distressed commercial loan relationship, a qualitative factor assessment for local economic conditions reflecting the ongoing United Auto Workers strike, and allocations necessitated by net loan growth. The provision expense recorded during the third quarter of 2022 primarily reflected allocations necessitated by commercial loan and residential mortgage loan growth, an increased specific reserve for a distressed commercial loan relationship, and a decline in forecasted economic conditions.

Noninterest income during the third quarter of 2023 was $9.2 million, compared to $7.3 million during the respective 2022 period. Noninterest income during the third quarter of 2023 included a $0.4 million gain on the sale of other real estate owned. Excluding the impact of this transaction, noninterest income increased $1.6 million, or approximately 22 percent, during the third quarter of 2023 compared with the prior-year third quarter. The higher level of noninterest income mainly stemmed from increased mortgage banking income, interest rate swap income, bank owned life insurance income, credit and debit card income, and payroll servicing fees, which more than offset decreased service charges on accounts. The increase in mortgage banking income largely reflected a higher loan sold percentage, which increased from approximately 36 percent in the second quarter of 2022 to approximately 64 percent in the third quarter of 2023. The growth in interest rate swap income, credit and debit card income, and payroll servicing fees primarily resulted from the successful marketing of products and services to existing and new customers. The decline in service charges on accounts reflected increased earnings credit rates in response to the increasing interest rate environment.

Noninterest expense totaled $28.9 million during the third quarter of 2023, compared to $26.8 million during the prior-year third quarter. The increase in noninterest expense primarily stemmed from larger salary costs, which outweighed decreased residential mortgage lender commissions and incentives and a lower bonus accrual. The higher level of salary expense mainly resulted from annual merit pay increases and market adjustments, as well as lower residential mortgage loan deferred salary costs. The decreased residential mortgage lender commissions and incentives primarily stemmed from reduced loan production. The increase in overhead costs during the third quarter of 2023 also resulted from higher levels of Federal Deposit Insurance Corporation deposit insurance premiums, reflecting an increased industry-wide assessment rate, contributions to The Mercantile Bank Foundation, and interest rate swap collateral holding costs.

Mr. Kaminski commented, “The notable upticks in net interest income during the third quarter and first nine months of 2023 compared to the respective 2022 periods mainly reflected significant net interest margin expansion and ongoing loan growth. We are pleased with the increases in several key fee income revenue streams, including mortgage banking income, which grew in large part due to the success of a strategic initiative that was implemented to enhance the residential mortgage loan sold percentage. As part of our efforts to control overhead costs while meeting balance sheet growth objectives, we are constantly reviewing and scrutinizing our operating expenses, including those associated with our branch footprint, to identify additional opportunities to improve efficiency while maintaining our customer service standards.”

Balance Sheet

As of September 30, 2023, total assets were $5.25 billion, up $378 million from December 31, 2022. Total loans increased $188 million, or an annualized 6.4 percent, during the first nine months of 2023, mainly reflecting growth in residential mortgage loans and commercial loans of $99.1 million and $87.0 million, respectively. Commercial loans and residential mortgage loans were up $30.2 million and $21.0 million, respectively, during the third quarter of 2023. Commercial loans increased despite the full payoffs and partial paydowns of certain larger relationships, which aggregated approximately $73 million and $246 million during the third quarter and first nine months of 2023, respectively. The payoffs and paydowns mainly stemmed from customers using excess cash flows generated within their operations to make line of credit and unscheduled principal paydowns, as well as from refinancing debt on the secondary market. Interest-earning deposits increased $167 million during the first nine months of 2023, in large part reflecting a strategic initiative to enhance on-balance sheet liquidity.

As of September 30, 2023, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $379 million and $54.0 million, respectively.

Ray Reitsma, President of Mercantile Bank, noted, “We are pleased with the growth in the commercial loan portfolio during the third quarter and first nine months of 2023, which was achieved despite elevated levels of full and partial payoffs and paydowns. Our strong commercial loan pipeline and credit availability for commercial construction and development loans provide opportunities for future portfolio expansion. The residential mortgage loan portfolio grew once again, as it did during all of 2022 and the first six months of 2023, in spite of sustained challenging market conditions, including the higher interest rate environment and limited housing inventory levels.”

Commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 57 percent of total commercial loans as of September 30, 2023, a level that has remained relatively consistent with prior periods and in line with Mercantile’s expectations.

Total deposits at September 30, 2023, were $3.90 billion, up $144 million, or 3.8 percent, from June 30, 2023, and $188 million, or 5.1 percent, from December 31, 2022. Local deposits increased $144 million and $76.6 million during the third quarter and first nine months of 2023, respectively, while brokered deposits grew $111 million during the first nine months of 2023, all of which occurred during the second quarter. The growth in local deposits during the first nine months of 2023 mainly depicted the anticipated buildup in existing customers’ deposit balances that began after they made customary tax and bonus payments and partnership distributions during the first quarter of 2023, along with deposit generation from new client relationships. Wholesale funds, consisting of brokered deposits and Federal Home Loan Bank of Indianapolis advances, were $569 million, or approximately 13 percent of total funds, at September 30, 2023, compared with $308 million, or approximately 7 percent of total funds, at December 31, 2022. Wholesale funds totaling $311 million were obtained during the first nine months of 2023 to increase on-balance sheet liquidity and offset loan growth, seasonal deposit withdrawals, and wholesale fund maturities. Noninterest-bearing checking accounts comprised about 34 percent of total deposits as of September 30, 2023.

Asset Quality

Nonperforming assets totaled $5.9 million at September 30, 2023, compared to $2.8 million, $8.4 million, $7.7 million, and $1.4 million at June 30, 2023, March 31, 2023, December 31, 2022, and September 30, 2022, respectively, with each dollar amount representing less than 0.2 percent of total assets as of the respective dates. The increase in nonperforming assets during the third quarter of 2023 primarily reflected the deterioration of one commercial loan relationship, which was placed on nonaccrual during the current quarter; this relationship accounted for approximately 62 percent of total nonperforming assets as of September 30, 2023.

The level of past due loans remains nominal, and the dollar volume of loan relationships on the internal watch list declined during the first nine months of 2023. During the third quarter of 2023, loan charge-offs of $0.2 million slightly exceeded recoveries of prior period loan charge-offs, providing for a negligible level of net loan charge-offs.

Mr. Reitsma remarked, “Our unwavering focus on underwriting loans in a sound and cautious manner is reflected in our consistently strong asset quality metrics. We continue to judiciously monitor our commercial loan portfolio for any signs of distress resulting from the current operating environment, such as the negative impact of higher interest rates on borrowers’ debt service coverage ratios. As evidenced by ongoing low levels of past due loans and loan charge-offs, our commercial borrowers are demonstrating the ability to successfully navigate through various operating challenges and meet increased debt service requirements. Our credit monitoring tools, including a vigorous loan review program and early identification and reporting of stressed credit relationships, should allow us to limit the impact of any recognized credit issues on our overall financial performance and standing. We have not witnessed any signs of systemic credit deterioration, such as increased delinquency levels, in our residential mortgage loan and consumer loan portfolios and continue to be pleased with the performance of both portfolios.”

Capital Position

Shareholders’ equity totaled $483 million as of September 30, 2023, up $41.8 million from year-end 2022. Mercantile Bank maintains a “well-capitalized” position, with its total risk-based capital ratio at 13.9 percent as of September 30, 2023, compared to 13.7 percent on December 31, 2022. At September 30, 2023, Mercantile Bank had approximately $189 million in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

All of Mercantile’s investments are categorized as available-for-sale. As of September 30, 2023, the net unrealized loss on these investments totaled $93.1 million, resulting in an after-tax reduction to equity capital of $73.6 million. Although unrealized gains and losses on investments are excluded from regulatory capital ratio calculations, our excess capital over the minimum regulatory requirement to be considered a “well-capitalized” institution would approximate $115 million on an adjusted basis.

Mercantile reported 16,023,350 total shares outstanding at September 30, 2023.

Mr. Kaminski remarked, “Our sustained strong financial performance has enabled us to continue our regular cash dividend program and consistently provide shareholders with meaningful cash returns on their investments while supporting ongoing loan growth. We believe our solid capital levels, outstanding asset quality metrics, strong operating performance, and continued strength in our commercial loan pipeline will enable us to withstand any issues arising from changing economic conditions and deliver sound financial results during the fourth quarter of 2023 and beyond as we strive to remain a steady and profitable performer.”

Newly Appointed Mercantile and Mercantile Bank Board of Director Members

Mr. Kaminski stated, “I am very pleased to announce additions to both Mercantile’s and Mercantile Bank’s Board of Directors. Amy Sparks and Ray Reitsma, who are currently serving as board members of Mercantile Bank’s Directorate and will continue to do so, have been appointed to Mercantile’s Board of Directors, while Sara Schmidt and Richard MacDonald have been selected to serve on Mercantile Bank’s Board of Directors.”

Ms. Sparks, who joined Mercantile Bank’s Board in 2022, is the Owner, President, and Chief Executive Officer of Nuvar, Inc., a Michigan-based manufacturing company specializing in finished product contract manufacturing for the office furniture, health care, education, appliance, and transportation industries. Ms. Sparks is also a Certified Public Accountant and has nearly three decades of demonstrated expertise and success in solidifying financial performance, enhancing organizational development, diversifying into new markets, and increasing employee engagement.

Mr. Reitsma has served in many vital roles for Mercantile and Mercantile Bank, currently serving as Chief Operating Officer and Executive Vice President of Mercantile, positions he has held since January 1, 2022, and May 24, 2018, respectively, and President of Mercantile Bank, a position he was appointed to on January 1, 2017. Mr. Reitsma’s areas of responsibility have included commercial lending, treasury and cash management, mortgage lending, operations, risk management, retail and branch activities, and credit administration. Mr. Reitsma was also very instrumental in the preparation, transition and integration periods surrounding the merger with Firstbank Corporation in 2014.

Ms. Schmidt is Senior Vice President and Chief Information Security Officer for US Foods, which is a leading foodservice distributor that provides customers with a broad and innovative food offering and comprehensive suite of e-commerce, technology, and business solutions. Ms. Schmidt has over twenty years of leadership experience in the field of information and cyber security across diverse industries and has also served as a Branch Chief for the National Security Agency (U.S. Department of Defense). Ms. Schmidt received her Bachelor of Science in Mathematics from Aquinas College and her Master of Science in Applied and Computational Mathematics from Johns Hopkins University, Whiting School of Engineering. She holds the designation of Certified Information Systems Security Professional (CISSP).

Mr. MacDonald has been with The Hinman Company, a commercial real estate investment, development, and management company, since 1989, currently serving as Chief Operating Officer. Mr. MacDonald has been involved in significant land assemblages, acquisitions, and developments, including urban and suburban, multi-family apartments, shopping centers, office buildings, hotels, mixed-use, technology and research, historic redevelopment, and high-rise projects. Mr. MacDonald graduated from Western Michigan University with a BBA in Accountancy and a minor in Finance.

Mr. Kaminski concluded, “The diverse backgrounds of these individuals and their demonstrated business acumen will assist both Boards in fulfilling their corporate responsibilities. We are thrilled that they have joined our already high-functioning Boards and are excited to see the positive impacts they will have on our Boards’ activities and oversight duties.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced third quarter 2023 conference call on Tuesday, October 17, 2023, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance. These materials are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, and have also been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank.  Mercantile provides banking services to businesses, individuals, and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $5.2 billion and operates 45 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.” For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram and Twitter @MercBank and on LinkedIn at www.linkedin.com/company/merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; the transition from LIBOR to SOFR; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

Third Quarter 2023 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2023	2022	2022
ASSETS
Cash and due from banks	$64,551,000	$61,894,000	$63,105,000
Other interest-earning assets	201,436,000	34,878,000	220,909,000
Total cash and cash equivalents	265,987,000	96,772,000	284,014,000

Securities available for sale	592,305,000	602,936,000	582,999,000
Federal Home Loan Bank stock	21,513,000	17,721,000	17,721,000
Mortgage loans held for sale	10,171,000	3,565,000	14,411,000

Loans	4,104,376,000	3,916,619,000	3,880,958,000
Allowance for credit losses	(48,008,000)	(42,246,000)	(39,120,000)
Loans, net	4,056,368,000	3,874,373,000	3,841,838,000

Premises and equipment, net	52,231,000	51,476,000	52,117,000
Bank owned life insurance	81,907,000	80,727,000	75,880,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	212,000	583,000	741,000
Other assets	120,845,000	94,993,000	97,740,000

Total assets	$5,251,012,000	$4,872,619,000	$5,016,934,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,309,672,000	$1,604,750,000	$1,716,904,000
Interest-bearing	2,591,063,000	2,108,061,000	2,129,181,000
Total deposits	3,900,735,000	3,712,811,000	3,846,085,000

Securities sold under agreements to repurchase	164,082,000	194,340,000	198,605,000
Federal Home Loan Bank advances	457,910,000	308,263,000	338,263,000
Subordinated debentures	49,473,000	48,958,000	48,787,000
Subordinated notes	88,885,000	88,628,000	88,542,000
Accrued interest and other liabilities	106,716,000	78,211,000	80,391,000
Total liabilities	4,767,801,000	4,431,211,000	4,600,673,000

SHAREHOLDERS' EQUITY
Common stock	293,961,000	290,436,000	289,219,000
Retained earnings	262,838,000	216,313,000	199,505,000
Accumulated other comprehensive income/(loss)	(73,588,000)	(65,341,000)	(72,463,000)
Total shareholders' equity	483,211,000	441,408,000	416,261,000

Total liabilities and shareholders' equity	$5,251,012,000	$4,872,619,000	$5,016,934,000

Mercantile Bank Corporation

Third Quarter 2023 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
INTEREST INCOME
Loans, including fees	$65,073,000	$43,807,000	$184,232,000	$113,061,000
Investment securities	3,273,000	2,702,000	9,392,000	7,496,000
Other interest-earning assets	2,807,000	1,620,000	3,932,000	3,004,000
Total interest income	71,153,000	48,129,000	197,556,000	123,561,000

INTEREST EXPENSE
Deposits	16,143,000	2,299,000	36,429,000	5,997,000
Short-term borrowings	693,000	53,000	2,066,000	153,000
Federal Home Loan Bank advances	3,270,000	1,755,000	8,115,000	5,530,000
Other borrowed money	2,086,000	1,646,000	6,049,000	4,294,000
Total interest expense	22,192,000	5,753,000	52,659,000	15,974,000

Net interest income	48,961,000	42,376,000	144,897,000	107,587,000

Provision for credit losses	3,300,000	2,900,000	5,900,000	3,500,000

Net interest income after provision for credit losses	45,661,000	39,476,000	138,997,000	104,087,000

NONINTEREST INCOME
Service charges on accounts	1,370,000	1,579,000	3,411,000	4,489,000
Credit and debit card income	2,232,000	2,086,000	6,717,000	6,101,000
Mortgage banking income	2,779,000	1,764,000	5,829,000	6,991,000
Interest rate swap income	937,000	566,000	2,722,000	2,347,000
Payroll services	591,000	533,000	1,908,000	1,635,000
Earnings on bank owned life insurance	422,000	238,000	1,224,000	1,310,000
Gain on sale of other real estate owned	391,000	27,000	391,000	47,000
Other income	524,000	487,000	1,640,000	1,399,000
Total noninterest income	9,246,000	7,280,000	23,842,000	24,319,000

NONINTEREST EXPENSE
Salaries and benefits	17,258,000	16,656,000	50,401,000	47,842,000
Occupancy	2,241,000	2,001,000	6,629,000	6,168,000
Furniture and equipment	894,000	953,000	2,594,000	2,822,000
Data processing costs	3,038,000	3,139,000	9,081,000	9,203,000
Charitable foundation contributions	404,000	4,000	416,000	509,000
Other expense	5,085,000	4,030,000	16,228,000	12,943,000
Total noninterest expense	28,920,000	26,783,000	85,349,000	79,487,000

Income before federal income tax expense	25,987,000	19,973,000	77,490,000	48,919,000

Federal income tax expense	5,132,000	3,943,000	15,303,000	9,659,000

Net Income	$20,855,000	$16,030,000	$62,187,000	$39,260,000

Basic earnings per share	$1.30	$1.01	$3.89	$2.48
Diluted earnings per share	$1.30	$1.01	$3.89	$2.48

Average basic shares outstanding	16,018,419	15,861,551	16,006,058	15,850,422
Average diluted shares outstanding	16,018,419	15,861,551	16,006,058	15,850,439

Mercantile Bank Corporation

Third Quarter 2023 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
	2023	2023	2023	2022	2022
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2023	2022
EARNINGS
Net interest income	$48,961	47,551	48,384	50,657	42,376	144,897	107,587
Provision for credit losses	$3,300	2,000	600	3,050	2,900	5,900	3,500
Noninterest income	$9,246	7,645	6,951	7,805	7,280	23,842	24,319
Noninterest expense	$28,920	27,829	28,599	28,541	26,783	85,349	79,487
Net income before federal income tax expense	$25,987	25,367	26,136	26,871	19,973	77,490	48,919
Net income	$20,855	20,357	20,974	21,803	16,030	62,187	39,260
Basic earnings per share	$1.30	1.27	1.31	1.37	1.01	3.89	2.48
Diluted earnings per share	$1.30	1.27	1.31	1.37	1.01	3.89	2.48
Average basic shares outstanding	16,018,419	16,003,372	15,996,138	15,887,983	15,861,551	16,006,058	15,850,422
Average diluted shares outstanding	16,018,419	16,003,372	15,996,138	15,887,983	15,861,551	16,006,058	15,850,439

PERFORMANCE RATIOS
Return on average assets	1.60%	1.64%	1.75%	1.75%	1.27%	1.66%	1.03%
Return on average equity	17.07%	17.23%	18.76%	20.26%	14.79%	17.66%	12.03%
Net interest margin (fully tax-equivalent)	3.98%	4.05%	4.28%	4.30%	3.56%	4.10%	3.00%
Efficiency ratio	49.68%	50.42%	51.69%	48.82%	53.91%	50.58%	60.25%
Full-time equivalent employees	643	665	633	630	635	643	635

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.37%	6.19%	5.90%	5.49%	4.56%	6.16%	4.15%
Yield on securities	2.13%	2.00%	1.95%	1.91%	1.79%	2.03%	1.66%
Yield on other interest-earning assets	5.26%	4.88%	4.18%	3.60%	2.15%	5.07%	0.75%
Yield on total earning assets	5.78%	5.61%	5.35%	4.95%	4.04%	5.59%	3.45%
Yield on total assets	5.45%	5.30%	5.06%	4.68%	3.80%	5.28%	3.25%
Cost of deposits	1.67%	1.36%	0.87%	0.42%	0.24%	1.31%	0.20%
Cost of borrowed funds	2.98%	2.90%	2.51%	2.13%	1.99%	2.82%	1.90%
Cost of interest-bearing liabilities	2.69%	2.37%	1.72%	1.10%	0.81%	2.28%	0.73%
Cost of funds (total earning assets)	1.80%	1.56%	1.07%	0.65%	0.48%	1.49%	0.45%
Cost of funds (total assets)	1.70%	1.48%	1.01%	0.61%	0.45%	1.41%	0.42%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$108,602	117,563	71,991	90,794	163,902	298,156	522,985
Purchase mortgage loans originated	$93,520	100,941	56,728	79,604	140,898	251,189	399,730
Refinance mortgage loans originated	$15,082	16,622	15,263	11,190	23,004	46,967	123,255
Total saleable mortgage loans	$69,305	50,734	24,904	29,948	59,740	144,943	187,815
Income on sale of mortgage loans	$2,386	1,570	950	1,401	1,779	4,906	6,734

CAPITAL
Tangible equity to tangible assets	8.33%	8.43%	8.61%	8.12%	7.37%	8.33%	7.37%
Tier 1 leverage capital ratio	10.64%	10.73%	10.66%	10.09%	9.63%	10.64%	9.63%
Common equity risk-based capital ratio	10.41%	10.25%	10.25%	10.08%	9.80%	10.41%	9.80%
Tier 1 risk-based capital ratio	11.38%	11.24%	11.27%	11.12%	10.84%	11.38%	10.84%
Total risk-based capital ratio	14.21%	14.03%	14.11%	14.00%	13.69%	14.21%	13.69%
Tier 1 capital	$554,634	537,802	520,918	503,855	485,499	554,634	485,499
Tier 1 plus tier 2 capital	$692,252	671,323	652,509	634,729	613,161	692,252	613,161
Total risk-weighted assets	$4,872,424	4,784,428	4,623,631	4,533,091	4,479,176	4,872,424	4,479,176
Book value per common share	$30.16	29.89	29.21	27.60	26.24	30.16	26.24
Tangible book value per common share	$27.06	26.78	26.09	24.47	23.07	27.06	23.07
Cash dividend per common share	$0.34	0.33	0.33	0.32	0.32	1.00	0.94

ASSET QUALITY
Gross loan charge-offs	$243	461	106	72	0	810	220
Recoveries	$230	305	137	149	246	672	876
Net loan charge-offs (recoveries)	$13	156	(31)	(77)	(246)	138	(656)
Net loan charge-offs to average loans	< 0.01%	0.02%	(0.01% )	(0.01% )	(0.03% )	0.01%	(0.02% )
Allowance for credit losses	$48,008	44,721	42,877	42,246	39,120	48,008	39,120
Allowance to loans	1.17%	1.10%	1.08%	1.08%	1.01%	1.17%	1.01%
Nonperforming loans	$5,889	2,099	7,782	7,728	1,416	5,889	1,416
Other real estate/repossessed assets	$51	661	661	0	0	51	0
Nonperforming loans to total loans	0.14%	0.05%	0.20%	0.20%	0.04%	0.14%	0.04%
Nonperforming assets to total assets	0.11%	0.05%	0.17%	0.16%	0.03%	0.11%	0.03%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$1	2	8	29	30	1	30
Construction	$0	0	0	124	0	0	0
Owner occupied / rental	$1,913	1,793	1,952	1,304	1,138	1,913	1,138
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$738	716	829	248	0	738	0
Non-owner occupied	$0	0	0	0	0	0	0
Non-real estate:
Commercial assets	$3,288	249	5,654	6,023	248	3,288	248
Consumer assets	$0	0	0	0	0	0	0
Total nonperforming assets	$5,940	2,760	8,443	7,728	1,416	5,940	1,416

NONPERFORMING ASSETS - RECON
Beginning balance	$2,760	8,443	7,728	1,416	1,787	7,728	2,468
Additions	$4,163	273	1,323	6,368	0	5,759	402
Return to performing status	$0	0	(31)	0	(160)	(31)	(373)
Principal payments	$(166)	(5,526)	(515)	(56)	(211)	(6,207)	(986)
Sale proceeds	$(661)	0	0	0	0	(661)	0
Loan charge-offs	$(156)	(430)	(62)	0	0	(648)	(95)
Valuation write-downs	$0	0	0	0	0	0	0
Ending balance	$5,940	2,760	8,443	7,728	1,416	5,940	1,416

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,166,187	1,212,196	1,173,440	1,185,084	1,213,630	1,166,187	1,213,630
Land development & construction	$72,921	72,682	66,233	61,873	60,970	72,921	60,970
Owner occupied comm'l R/E	$671,083	659,201	630,186	639,192	643,577	671,083	643,577
Non-owner occupied comm'l R/E	$1,000,411	957,221	975,735	979,214	963,144	1,000,411	963,144
Multi-family & residential rental	$308,229	287,285	294,825	266,468	263,741	308,229	263,741
Total commercial	$3,218,831	3,188,585	3,140,419	3,131,831	3,145,062	3,218,831	3,145,062
Retail:
1-4 family mortgages & home equity	$854,174	833,198	795,009	755,035	705,442	854,174	705,442
Other consumer	$31,371	30,060	30,100	29,753	30,454	31,371	30,454
Total retail	$885,545	863,258	825,109	784,788	735,896	885,545	735,896
Total loans	$4,104,376	4,051,843	3,965,528	3,916,619	3,880,958	4,104,376	3,880,958

END OF PERIOD BALANCES
Loans	$4,104,376	4,051,843	3,965,528	3,916,619	3,880,958	4,104,376	3,880,958
Securities	$613,818	630,485	637,694	620,657	600,720	613,818	600,720
Other interest-earning assets	$201,436	138,663	10,787	34,878	220,909	201,436	220,909
Total earning assets (before allowance)	$4,919,630	4,820,991	4,614,009	4,572,154	4,702,587	4,919,630	4,702,587
Total assets	$5,251,012	5,137,587	4,895,874	4,872,619	5,016,934	5,251,012	5,016,934
Noninterest-bearing deposits	$1,309,672	1,371,633	1,376,782	1,604,750	1,716,904	1,309,672	1,716,904
Interest-bearing deposits	$2,591,063	2,385,156	2,221,236	2,108,061	2,129,181	2,591,063	2,129,181
Total deposits	$3,900,735	3,756,789	3,598,018	3,712,811	3,846,085	3,900,735	3,846,085
Total borrowed funds	$761,431	826,558	761,509	641,295	675,332	761,431	675,332
Total interest-bearing liabilities	$3,352,494	3,211,714	2,982,745	2,749,356	2,804,513	3,352,494	2,804,513
Shareholders' equity	$483,211	478,702	467,372	441,408	416,261	483,211	416,261

AVERAGE BALANCES
Loans	$4,054,279	4,017,690	3,928,329	3,887,967	3,814,338	4,000,561	3,645,353
Securities	$626,714	634,607	627,628	606,390	618,043	629,646	615,715
Other interest-earning assets	$208,932	64,958	31,081	179,507	294,969	102,309	534,786
Total earning assets (before allowance)	$4,889,925	4,717,255	4,587,038	4,673,864	4,727,350	4,732,516	4,795,854
Total assets	$5,180,847	4,988,413	4,855,877	4,949,868	5,025,998	5,009,590	5,090,150
Noninterest-bearing deposits	$1,359,238	1,361,901	1,491,477	1,722,632	1,723,609	1,403,721	1,685,497
Interest-bearing deposits	$2,466,834	2,278,877	2,184,406	2,077,547	2,144,047	2,311,073	2,235,952
Total deposits	$3,826,072	3,640,778	3,675,883	3,800,179	3,867,656	3,714,794	3,921,449
Total borrowed funds	$806,376	827,105	676,724	667,864	689,091	770,543	700,713
Total interest-bearing liabilities	$3,273,210	3,105,982	2,861,130	2,745,411	2,833,138	3,081,616	2,936,665
Shareholders' equity	$484,624	473,983	453,524	426,897	430,093	470,824	436,204